Exhibit 99.1

Enovix Announces Strategic Realignment of Fab1 to Improve Operational Efficiency and Enhance Technology Development

FREMONT, Calif., October 3, 2023 – Enovix Corporation (“Enovix”) (Nasdaq: ENVX), an advanced silicon battery company, today announced that it has initiated a strategic realignment of Fab1 in Fremont designed to refocus the facility from a manufacturing hub to its “Center for Innovation,” focused on new product development. This move is supportive of the Company’s strategy to locate high-volume manufacturing in Asia near customers and suppliers while locating technology development in both Silicon Valley and Asia.
Shifting Fab1’s focus will result in a reduction of the workforce in Fremont that had been dedicated to supporting 24/7 manufacturing by approximately 185 personnel, including over 125 contractors. Enovix expects this restructuring to be completed during the fourth quarter of 2023 and result in annualized savings of approximately $22 million.
“We do not take these decisions lightly and after careful consideration we determined these changes are necessary to set the company up for long-term success,” said Dr. Raj Talluri, President and CEO of Enovix. “It has become clear that Fremont is best positioned to be our Center for Innovation complementing our high-volume manufacturing in Asia.”
Continued Dr. Talluri, “In addition to these actions, we have re-prioritized our activities in Fab1. We are moving from a horizontal business strategy focused on serving hundreds of customers with a standard-sized battery to a vertical business strategy focused on a smaller group of very large customers who require custom cells, which allows us the most efficient path to scale. This shift has been informed by our strong engagement with leading smartphone OEMs who we anticipate having high volume needs for our battery in 2025 and, in turn, qualification samples in the near-term.
Because of this immediate need and the additional resources required to make custom batteries for the U.S. Army, I directed our teams during the third quarter to reduce production of our small, standard-sized IoT and Wearable cells out of Fab1 and change over the tooling to make batteries for these larger custom cell customers.”
Due to this strategic shift, Enovix in the third quarter of 2023 cut off production at approximately 24,000 small cell units, less than management’s guidance of 36,000 cells. Enovix did produce enough custom cells in the third quarter, primarily for the U.S. Army program, that it expects to recognize approximately $200,000 of total revenue.
“Fab1 has fulfilled its intended purpose in 2023, which was to 1) drive overall yield on the Gen1 equipment and generate the learning necessary to launch with Fab2/Gen2 yields at a high level 2) build enough small cells to fulfill customer qualification demand and 3) build enough standard small cells to support customer product launches to bridge over to production in Malaysia,” said Ajay Marathe, COO of Enovix. “The operations team is focused on executing upon our rigorous processes to test and qualify our Gen2 manufacturing equipment in order to graduate from producing thousands of units to millions of units in 2024.”
Associated with the Fab1 strategic realignment, Enovix expects to take total restructuring charges of approximately $2.5 million, primarily in the third quarter of 2023, and expects to recognize accelerated depreciation expenses of approximately $36 million for Gen1 equipment between the fourth quarter of 2023 and the first quarter of 2024. In 2024, Fab1 will shift to housing the R&D Agility Line and will be used for new technology development, materials research, process engineering, and customer sampling. Enovix also plans to add dry room space at Fab1 for battery prototyping work to support engagements with Automotive OEMs.
For more details on the Agility R&D Line, please see an article by Ajay Marathe: https://enovix.medium.com/our-path-to-high-volume-manufacturing-6264681857df or listen to the Enovix Journey to Scale podcast: https://www.buzzsprout.com/2240960/13579653-path-to-high-volume-manufacturing-next-gen-batteries-with-ajay-marathe-coo-of-enovix
About Enovix
Enovix is on a mission to power the technologies of the future. Everything from IoT, mobile and computing devices, to the vehicle you drive, needs a better battery. The company’s disruptive architecture enables a battery with high energy density

Exhibit 99.1
and capacity without compromising safety. Enovix is scaling its silicon-anode, lithium-ion battery manufacturing capabilities to meet customer demand. For more information visit www.enovix.com and follow us on LinkedIn.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “will,” “goal,” “prioritize,” “plan,” “target,” “expect,” “focus,” “look forward,” “opportunity,” “believe,” “estimate,” “continue,” “anticipate,” and “pursue” or the negative of these terms or similar expressions. Forward-looking statements in this press release include, but are not limited to, statements regarding our expectations regarding the success of our strategic realignment efforts of our manufacturing operations, our financial and business performance, and projected improvements in our manufacturing, commercialization and R&D activities. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, our ability to capitalize on our current strategy, obtain substantial cost savings, improve our manufacturing footprint, improve energy density among our products, establish sufficient manufacturing and optimize manufacturing processes to meet demand, source or establish supply relationships, obtain adequate funds to acquire our next manufacturing facility, and obtain market acceptance of our products, as well as changes in consumer preferences or demands, changes in industry standards, the impact of technological development and competition, and global economic conditions, including inflationary and supply chain pressures, and political, social, and economic instability, including as a result of armed conflict, war or threat of war, terrorist activity or other security concerns or trade and other international disputes that could disrupt supply or delivery of, or demand for, our products. For additional information on these risks and uncertainties and other potential factors that could affect our business and financial results or cause actual results to differ from the results predicted, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. Any forward-looking statements made by us in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.
For investor and media inquiries, please contact:
Enovix Corporation
Charles Anderson
Phone: +1 (612) 229-9729
Email: canderson@enovix.com

For media inquiries, please contact:
Enovix Corporation
Kristin Atkins
Phone: +1 (650) 815-6934
Email: katkins@enovix.com

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